Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Clinical Data Reports Strong Performance During Fiscal Second Quarter
-Company Continues to Achieve Operational and Strategic Milestones and Remains On-Track to
Achieve FY 2008 Goals-
-Cogenics Revenue Grows 22%; PGxHealth Revenue Grows 17%-
-Investment in Vilazodone to Increase Following Successful Outcome of Phase III Pivotal Trial -
-Company Completes Divestiture of In-Vitro Diagnostics Businesses -
-Cash On Hand is Now Approximately $80 Million -
NEWTON, Mass. — Nov 14, 2007 — Clinical Data, Inc. (NASDAQ: CLDA), which is focused on developing new predictive tests and targeted therapeutics from its growing portfolio of proprietary genetic biomarkers, today reported strong results for the Company’s fiscal second quarter ended September 30, 2007, and significant progress against its key milestones.
“During the fiscal second quarter, our team continued to achieve our operational and strategic milestones,” said Drew Fromkin, Clinical Data President and CEO. “As a result, Clinical Data continues to emerge as a global leader in developing and commercializing proprietary pharmacogenetic tests and targeted therapeutics to reduce healthcare costs and improve clinical outcomes. Our fiscal second quarter performance was highlighted by strong revenue growth from our Cogenics and PGxHealth product lines. In addition, we significantly expanded our intellectual property portfolio with the acquisition of Epidauros Biotechnologie AG, increased investment in our most strategic assets and continued to effectively manage expenses. Further, we have completed the divestiture of all of our in vitro diagnostic businesses to focus exclusively on our most strategic operations.”
“We recently reported positive results from the Phase III pivotal trial of Vilazodone, our unique, dual mechanism antidepressant drug candidate. This trial met both primary and secondary efficacy endpoints and identified promising novel genetic biomarkers for the prediction of patient response to Vilazodone. Our success in this clinical trial has signaled a strategically important moment for the Company by validating our ability to independently advance late-stage drug candidates, and by demonstrating our expertise in identifying and advancing proprietary genetic biomarkers for drug response.”

Highlights of the Fiscal Second Quarter
In the fiscal second quarter ended September 30, 2007, Clinical Data achieved the following milestones.
     Development of Targeted Therapeutics
•	Announced positive results from the Phase III pivotal study of Vilazodone, the Company’s candidate drug for depression, which represents a new class of antidepressant. The study also identified proprietary candidate biomarkers for a potential companion pharmacogenetic test of a patient’s response to Vilazodone.
•	Advanced planning for the initiation by fiscal fourth quarter of Vilazodone’s long term safety program and second Phase III trial.
     Expansion of Biomarker Product Line
•	Launched a sales force focused on healthcare providers to increase the adoption of the FAMILION® family of tests for the diagnosis of cardiac channelopathies, and PGxPredict™ tests, which use genetic markers to help doctors make more targeted treatment choices by predicting a patient’s response to specific drugs.
•	Launched a new test in October for Catecholaminergic Polymorphic Ventricular Tachycardia (CPVT) mutations, which may be the most lethal of the inherited cardiac channelopathies. This test is a member of the FAMILION family of genetic tests.
•	Established a program with George Washington University to examine the patient safety and clinical utility of the PGxPredict test for warfarin in the orthopaedic practice setting.
•	Continued to invest in automation, information system upgrades and other key resources to increase capacity and reduce the cost-per-test in the Company’s two CLIA certified laboratories.
     Execution of Strategic Transactions
•	Acquired Epidauros Biotechnologie AG of Bernried, Germany, in a cash transaction valued at 8.75 million euros (or approximately $11.9 million) in August 2007 that significantly expanded Clinical Data’s intellectual property portfolio. Epidauros also brings to Clinical Data additional expertise in genetic biomarker discovery, relationships with leading diagnostic companies, a fast-growing pharmacogenomics services business, and an established portfolio of proprietary genetic biomarkers relating to such prominent drug transporters as MDR1 and to drug metabolism, such as CYP2B6.

•	Raised $71.4 million from a secondary public offering completed in July 2007 that included the exercise of the underwriters’ over-allotment option.
In addition, since the second quarter ended, Clinical Data has sold its remaining in vitro diagnostic businesses Vital Scientific, BV and Electa Lab s.r.l. for $19.5 million and $2.5 million, respectively. These transactions complete the Company’s year-long strategy to divest its in-vitro diagnostics businesses so that it can focus on further developing its IP-driven pharmacogenomics tests and targeted therapeutics as well as its genomics services division. These businesses have been classified as discontinued operations.
Financial Results
Total revenues from continuing operations for the fiscal second quarter of 2008 rose 25% to $9.1 million from $7.3 million for the three months ended September 30, 2006.
Cogenics revenue for the fiscal second quarter of 2008 rose 22% to $7.7 million from $6.3 million in the fiscal second quarter of 2007. This revenue includes $1.8 million of grant revenue from Icoria product lines that are expected to wind down by December 2007.
PGxHealth revenue rose 17% during this period to $1.1 million versus $968,000 during the fiscal second quarter of 2007. Within the PGxHealth division, the FAMILION family of tests for the diagnosis of cardiac channelopathies rose 23% versus the fiscal second quarter of 2007. The development of a new PGxHealth sales force at the end of the fiscal second quarter included the hiring of 10 new sales representatives and senior level sales and marketing management.
“As we grew our business during the quarter, our team continued to focus heavily on managing Clinical Data’s cash resources,” said Evan Ballantyne, Clinical Data Senior Vice President and CFO. “As we move into the second half of our fiscal year, we remain committed to driving revenue growth and investing in our strategic businesses. For example, given Vilazodone’s positive clinical results, we expect to devote increased R&D resources to this exciting drug candidate during the second half of the year and through fiscal 2009. We finished the quarter with cash and marketable securities totaling $61.1 million. This figure excludes the proceeds from the sale of our Vital Scientific and Electa Lab businesses for $19.5 and $2.5 million, respectively, which we realized in the fiscal third quarter. As of the date of this release, Clinical Data has approximately $80 million in cash and cash equivalents.”
For the three months ended September 30, 2007, the Company reported a loss from continuing operations of $9.8 million compared to a loss of $8.2 million in the same period a year ago. The loss at September 30, 2007 included non-cash items related to depreciation, amortization and stock based compensation totaling $4.3 million and research and development expense totaling $2.9 million primarily related to the Vilazodone clinical trial and related biomarker test development. For the same period a year ago non-cash items related to depreciation, amortization and stock based compensation totaled $4.0 million, and research and development expense primarily related to the Vilazodone clinical trials process totaled $3.2 million.

For the three months ended September 30, 2007, the Company reported a basic and diluted loss of $0.51 per share from continuing operations compared to a basic and diluted loss of $0.56 per share for the same period a year ago. Basic and diluted weighted average shares outstanding were 19.2 million at September 30, 2007 and 14.4 million at September 30, 2006.
Outlook for Fiscal 2008
“We have transformed Clinical Data into a company now focused on leveraging its growing portfolio of proprietary genetic biomarkers for drug response into new predictive tests and targeted therapeutics,” added Mr. Fromkin. “Our goals for the year remain unchanged. We aim to generate combined revenue growth during the full fiscal year for our Cogenics and PGxHealth product lines of 20 to 25 percent while continuing to be good stewards of our cash. Furthermore, we expect to continue to improve the bottom line performance of Cogenics while investing even more aggressively in the development of the intellectual property held by PGxHealth and related products and services. The positive Phase III pivotal results for Vilazodone will mean an increase in costs associated with the initiation of our planned follow-on Phase III confirmatory trial and safety trial with continued focus on an NDA submission in 2009. With success, Vilazodone will participate in an over $12 billion depression drug market in the US.”
About Clinical Data, Inc.
Clinical Data, Inc. is unlocking the potential of molecular discovery from Targeted Science to Better HealthcareTM. Its PGxHealthTM division focuses on proprietary biomarker and pharmacogenetic test development as well as targeted therapeutics to help predict drug safety and efficacy, thereby reducing health care costs and improving clinical outcomes. Its CogenicsTM division provides genomics services to both research and regulated environments. Through these divisions, Clinical Data is leveraging advances in molecular discovery to provide tangible benefits for patients, doctors, scientists and health plans worldwide. Visit the company’s website at www.clda.com for more information.
For More Information
Clinical Data, Inc.
EVC Group, Inc.
Douglas Sherk (investors)
+1-415-896-6820
Julie Huang (investors)
+1-646-443-6963

Steve DiMattia (media)
+1-646-201-5445

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information about Clinical Data that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements regarding: our ability to successfully introduce our new pharmacogenetic and molecular diagnostics products and services; our ability to expand our long-term business opportunities; our ability to maintain normal terms with our customers and partners; financial projections and estimates and their underlying assumptions; and statements regarding future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether our PGxPredict™ pharmacogenomics tests and Cogenics molecular services offerings will gain wide acceptance in the market; whether Vilazodone will advance further in the clinical trials process and whether and when, if at all, Vilazodone will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether Vilazodone will be successfully marketed if approved; the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; the development of and our ability to take advantage of the market for pharmacogenetic and biomarker products and services; general economic downturns; and other risks contained in our various SEC reports and filings, including but not limited to our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, and our Current Reports on Form 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.
[TABLES TO FOLLOW]
# # #

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue	$9,071	$7,262	$15,698	$16,464
Cost of revenue	7,379	4,816	12,612	10,062

Gross profit	1,692	2,446	3,086	6,402
Operating expenses:
Sales and marketing	2,258	1,030	4,081	2,373
Research and development	2,901	3,210	4,768	5,792
General and administrative	7,077	6,501	12,483	13,276

Total operating expenses	12,236	10,741	21,332	21,441

Loss from operations	(10,544)	(8,295)	(18,246)	(15,039)
All other income/(expense), net	919	(104)	915	(93)

Loss from continuing operations before taxes	(9,625)	(8,399)	(17,331)	(15,132)
(Provision) benefit for income taxes	(170)	222	(187)	231

Loss from continuing operations	(9,795)	(8,177)	(17,518)	(14,901)
Income (loss) from discontinued operations	(1,087)	57	1,223	596

Net loss	$(10,882)	$(8,120)	$(16,295)	$(14,305)

Income (loss) per basic and diluted share:
Continuing operations	$(0.51)	$(0.56)	$(1.02)	$(1.08)
Discontinued operations	(0.06)	0.00	0.07	0.04

Net loss	$(0.57)	$(0.56)	$(0.95)	$(1.04)

Weighted average shares: basic and diluted	19,194	14,418	17,130	13,737

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	March 31,
(In thousands, except share and per share amounts)	2007	2007

ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$61,140	$10,081
Accounts receivable, net	6,524	5,501
Inventories, prepaid expenses and other current assets	3,407	3,099
Assets of discontinued operations	19,712	26,322

Total current assets	90,783	45,003

Property, plant and equipment, net	6,014	5,311
Goodwill & intangible assets, net	40,523	30,729
Other assets, net	1,172	720
Assets of discontinued operations	2,866	5,727
TOTAL ASSETS	$141,358	$87,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and capital leases	$1,796	$1,552
Accounts payable, accrued expenses and other liabilities	13,174	11,499
Liabilities of discontinued operations	8,638	14,934

Total current liabilities	23,608	27,985

Long-Term Liabilities	4,854	8,785
Stockholders’ Equity	112,896	50,720

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$141,358	$87,490